UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

on February 15, 2012

To the Shareholders of Plexus Corp.:

Plexus Corp. will hold its annual meeting of shareholders at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 15, 2012, at 8:00 a.m. Central Time, for the following purposes:

(1)	To elect nine directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors.

(3)	To hold an advisory vote on the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Plexus Corp.’s shareholders of record at the close of business on December 8, 2011, will be entitled to vote at the meeting or any adjournment of the meeting. On or about December 16, 2011, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, General Counsel, Corporate Compliance Officer and Secretary

Neenah, Wisconsin

December 14, 2011

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

• By telephone:	Call 1-800-690-6903 on a touch-tone telephone. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 15, 2012

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: WHEN IS THIS PROXY MATERIAL FIRST AVAILABLE TO SHAREHOLDERS?

A: On or about December 16, 2011, Plexus Corp. (“Plexus”, “we” or the “Company”) expects to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q: WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A: Pursuant to the rules adopted by the Securities and Exchange Commission, we are permitted to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each shareholder. As a result, we are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions regarding how to access our proxy material, including our proxy statement and annual report, and vote via the internet. You will not receive a printed copy of the proxy material unless you request one by following the instructions included in the Notice of Internet Availability of Proxy Materials or provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on February 15, 2012

The proxy statement and annual report are available at www.proxyvote.com.

At www.proxyvote.com, shareholders can view the proxy material, cast their vote and request to receive paper copies of the proxy material by mail.

Q: HOW CAN SHAREHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A: Shareholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

•	By internet: www.proxyvote.com

•	By email: Send a blank email with your 12 digit control number(s) in the subject line to sendmaterial@proxyvote.com

•	By telephone: 1-800-579-1639

When you make your request, please have your 12 digit control number(s) available; that control number was included in the notice that was mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than February 1, 2012.

Q: WHAT AM I VOTING ON?

A: At the annual meeting you will be voting on three proposals:

1.	The election of nine directors to the board of directors to serve until Plexus’ next annual meeting and until their successors have been duly elected. This year’s nominees are:

• Ralf R. Böer • Stephen P. Cortinovis • David J. Drury • Dean A. Foate • Peter Kelly	• Phil R. Martens • John L. Nussbaum • Michael V. Schrock • Mary A. Winston

2.	A proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditor for 2012.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

Q: WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A: The board of directors is soliciting this proxy and recommends the following votes:

•	FOR each of the nominees for election to the board of directors;

•	FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for 2012; and

•	FOR approval of the compensation of the Company’s named executive officers.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A: To conduct the annual meeting, more than 50% of the Plexus’ outstanding shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting.

Assuming a quorum is present, directors are elected by a plurality of the votes cast in person or by proxy by the holders of Plexus common stock entitled to vote at the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Ratification of PricewaterhouseCoopers LLP as Plexus’ independent auditors will be determined by a majority of the shares voting on that matter, assuming a quorum is present. The plurality of votes cast will also be used to determine the results of the advisory vote to approve the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.

Q: WHAT IF I DO NOT VOTE?

A: The effect of not voting will depend on how your share ownership is registered.

If you own shares as a registered holder and you do not vote, the shares that you do not vote will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the proposal before the meeting. Your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters related to executive compensation, including advisory votes on executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Plexus’ independent auditors.

Q: WHO MAY VOTE?

A: You may vote at the annual meeting if you were a shareholder of record of Plexus common stock as of the close of business on December 8, 2011, which is the “Record Date.” As of the Record Date, Plexus had 34,625,591 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

Q: HOW DO I VOTE?

A: We offer four methods for you to vote your shares at the annual meeting—in person; via the internet; by telephone; or by mail. You may vote in person at the annual meeting or authorize the persons named as proxies on the proxy card, John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, to vote your shares. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

While we offer four methods, we encourage you to vote via the internet, as it is the most cost-effective method available. There is no charge to vote your shares via the internet, though you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares via the internet, there is no need for you to request or mail back a proxy card.

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

• By telephone:	On a touch-tone telephone, call 1-800-690-6903. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these methods. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A: It means your shares are held in more than one account. You should vote the shares on all of your proxy requests. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449.

Q: WHAT IF I OWN SHARES AS PART OF PLEXUS’ 401(k) SAVINGS PLAN AND/OR EMPLOYEE STOCK PURCHASE PLANS?

A: Shareholders who own shares as part of Plexus’ 401(k) Savings Plan (the “401(k) Plan”) and/or the Plexus 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for proxy voting their shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants. Shares held in accounts under the Purchase Plans will be voted in accordance with management recommendations, except for shares for which contrary designations from participants are received.

Q: WHO WILL COUNT THE VOTE?

A: Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

A: All shareholders of record as of the close of business on December 8, 2011, can attend the meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Plexus common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Plexus common stock through such broker or nominee and a form of identification.

Q: CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A: Yes. Even after you have submitted your proxy, proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting. Presence at the annual meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q: MAY I VOTE AT THE ANNUAL MEETING?

A: If you complete a proxy card or vote via the internet, you may still vote in person at the annual meeting. To vote at the meeting, please either give written notice that you would like to revoke your original proxy to the secretary or acting secretary of the meeting or oral notice to the presiding officer during the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q: WHO IS MAKING THIS SOLICITATION?

A: This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

Q: WHEN ARE SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS DUE FOR THE 2013 ANNUAL MEETING?

A: The Secretary must receive a shareholder proposal no later than August 18, 2012, in order for the proposal to be considered for inclusion in our proxy materials for the 2013 annual meeting. The 2013 annual meeting of shareholders is tentatively scheduled for February 13, 2013. To otherwise bring a proposal or nomination before the 2013 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Secretary between October 7, 2012, and November 1, 2012. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 1, 2012, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q: WHAT IS THE ADDRESS OF THE SECRETARY?

A: The address of the Secretary is:

Plexus Corp.

Attn: Angelo M. Ninivaggi

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

Q: WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A: We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the meeting, our bylaws require that we receive written notice, together with specified information, not less than 45 days nor more than 70 days before the first anniversary of the date in which proxy materials for the previous year’s annual meeting were first made available to shareholders. We did not receive notice of any matters by the deadline for the 2012 annual meeting, which was November 2, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table presents certain information as of December 8, 2011, regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation,” all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

Name	Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Ralf R. Böer	62,500	*
Stephen P. Cortinovis	71,000	*
David J. Drury	72,500	*
Dean A. Foate	838,082	2.3%
Peter Kelly	74,100	*
Phil R. Martens	7,000	*
John L. Nussbaum	141,523	*
Michael V. Schrock	50,000	*
Mary A. Winston	25,000	*

Ginger M. Jones	81,567	*
Michael D. Buseman	75,794	*
Todd P. Kelsey	88,578	*
Yong Jin Lim	84,395	*

All executive officers and directors as a group (17 persons)	1,899,642	5.3%

Disciplined Growth Investors, Inc. (2)	2,817,930	8.1%
The Vanguard Group, Inc. (3)	1,917,383	5.5%
Columbia Wanger Asset Management, LLC (4)	1,792,000	5.2%

*	Less than 1%

(1)	The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. The amounts include shares subject to options granted under Plexus’ option plans which are exercisable currently or within 60 days of December 8, 2011. The options include those held by Mr. Böer (53,500 shares), Mr. Cortinovis (62,000), Mr. Drury (63,500), Mr. Foate (705,046), Mr. Kelly (50,000), Mr. Martens (5,000), Mr. Nussbaum (22,500), Mr. Schrock (40,000), Ms. Winston (19,000), Ms. Jones (66,000), Mr. Buseman (65,750), Mr. Kelsey (77,350) and Mr. Lim (70,000), and all executive officers and directors as a group (1,480,711). While the total for all executive officers and directors as a group includes 190 shares that may be acquired pursuant to stock-settled stock appreciation rights (“SARs”) granted under Plexus’ equity incentive plans that are currently vested, it excludes certain SARs because the respective exercise prices of those SARs were below the market value of Plexus common stock on December 8, 2011. SARs are owned by an individual who is neither a director nor an executive officer named in the “Summary Compensation Table.” In addition, the amounts reported in the table for Messrs. Böer, Cortinovis and Nussbaum and Ms. Winston each include 2,000 deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis.

(2)	Disciplined Growth Investors, Inc. filed a report on Schedule 13G dated June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares and sole dispositive power as to 2,168,854 shares of common stock. Disciplined Growth Investors subsequently filed a report on Form 13F for the quarter ended September 30, 2011, showing sole investment power as to 2,817,930 shares and sole voting power as to 1,977,205 shares. The address of Disciplined Growth Investors, an investment advisor, is 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

(3)	The Vanguard Group, Inc. filed a report on Schedule 13G dated December 31, 2010, reporting sole voting power as to 52,623 shares, and sole dispositive power as to 2,532,404 shares of common stock. Vanguard subsequently filed a report on Form 13F for the quarter ended September 30, 2011, showing sole investment power as to 1,865,966 shares and sole voting power as to 51,417 shares. The address of Vanguard Group, an investment advisor, is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(4)	Columbia Wanger Asset Management, LLC filed a report on Schedule 13G dated December 31, 2010, reporting sole voting power as to 2,281,000 shares and sole dispositive power as to 2,484,000 share of common stock. Columbia Wanger subsequently filed a report on Form 13F for the quarter ended September 30, 2011, showing sole investment power as to 1,792,000 shares and sole voting power as to 1,613,000 shares. The address of Columbia Wanger, an investment advisor, is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

ELECTION OF DIRECTORS

Plexus believes that it needs to attract and retain talented, focused, and motivated leadership to develop the long-term strategy and deliver the economic profit that our shareholders expect. For Plexus, the concept of leadership is not limited to the leadership within the Company; leadership also includes the individuals who serve on Plexus’ board.

In accordance with Plexus’ bylaws, the board of directors has determined that there shall be nine directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws authorize up to ten directors, as determined by the board. The Plexus board may expand the board up to the number of directors authorized in Plexus’ bylaws and elect directors to fill empty seats, including those created by an expansion, between shareholders’ meetings.

Name and Age	Principal Occupation, Business Experience and Education (1)

Ralf R. Böer, 63 Director since 2004	Mr. Böer is a Partner at Foley & Lardner LLP, a national law firm, and was also its Chairman and Chief Executive Officer from 2002 until June 2011. Mr. Böer’s practice includes international and domestic acquisitions, international business transactions and licensing and technology transfers. He is also a director of Fiskars Corporation, a global consumer products company. Mr. Böer obtained his B.A. from the University of Wisconsin-Milwaukee and his J.D. from the University of Wisconsin Law School.

Stephen P. Cortinovis, 61 Director since 2003	Mr. Cortinovis is a private equity investor in Lasco Foods Company. He was previously a Partner of Bridley Capital Partners Limited, a private equity group, and prior thereto served as President—Europe of Emerson Electric Co., a diversified global technology company. He is also a director of Insituform Technologies, Inc., a company specializing in trenchless technology for underground pipes, as well as the chair of its Corporate Governance and Nominating Committee. Mr. Cortinovis obtained both his B.A. and J.D. from St. Louis University.

David J. Drury, 63 Director since 1998	Mr. Drury is Chairman and Chief Executive Officer of Poblocki Sign Company LLC, an exterior and interior sign systems company, and was also its President until June 2011. He is a director of Journal Communications, Inc., a media holding company, as well as its lead director and the chair of its Nominating and Corporate Governance Committee and its Executive Committee. In addition, Mr. Drury is a trustee of The Northwestern Mutual Life Insurance Company, an insurance and financial products company. Mr. Drury earned his B.B.A. from the University of Wisconsin-Whitewater and is a Certified Public Accountant who practiced as such for 18 years.

Dean A. Foate, 53 Director since 2000	Mr. Foate has served as President and Chief Executive Officer of Plexus since 2002. He was previously Chief Operating Officer and Executive Vice President of Plexus, and President of Plexus Technology Group, Inc., Plexus’ engineering services business, prior thereto. Mr. Foate is also a director of Regal Beloit Corporation, an electrical motors and mechanical products company, as well as the chair of its Compensation and Human Resources Committee. Mr. Foate earned his B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and his Master of Science in Engineering Management from the Milwaukee School of Engineering.

Name and Age	Principal Occupation, Business Experience and Education (1)

Peter Kelly, 54 Director since 2005	Mr. Kelly has served as Executive Vice President and General Manager of Operations of NXP Semiconductors N.V., a provider of high performance mixed signal and standard semi-conductor product solutions, since March 2011. He was Vice President and Chief Financial Officer of UGI Corp., a distributor and marketer of energy products and services, from 2007 until February 2011. Prior thereto, Mr. Kelly was Chief Financial Officer and Executive Vice President of Agere Systems, a semi-conductor company, from 2005 to 2007, and Executive Vice President of Agere’s Global Operations Group. Mr. Kelly earned a B.S. from the University of Manchester (U.K.) Institute of Science and Technology and is a fellow of the Chartered Institute of Management Accountants.

Phil R. Martens, 51 Director since 2010	Mr. Martens has served as Chief Executive Officer of Novelis Inc., an aluminum rolled products producer, since February 2011, and as its President since 2009. He was also Chief Operating Officer of Novelis Inc. from 2009 until 2011. Mr. Martens previously served as Senior Vice President and President, Light Vehicle Systems for ArvinMeritor, Inc., a supplier of integrated systems, modules and components, from 2006 to 2009, and as President and Chief Operating Officer of Plastech Engineered Products, Inc., an automotive component supplier. Prior thereto, he held various engineering and leadership positions at Ford Motor Company. Mr. Martens obtained a B.S. from Virginia Polytechnic Institute and State University and an M.B.A. from the University of Michigan. In addition, he was awarded an honorary Doctorate in Engineering from Lawrence Technical Institution for his extensive contributions to the global automotive industry. (2)

John L. Nussbaum, 69 Director since 1980	Mr. Nussbaum has served as Chairman of Plexus since 2002. He is a co-founder of Plexus, was its Chief Executive Officer until 2002, and served as Plexus’ President and Chief Operating Officer prior thereto. Mr. Nussbaum earned a B.A. from St. John’s University (Minnesota).

Michael V. Schrock, 58 Director since 2006	Mr. Schrock has served as President and Chief Operating Officer of Pentair, Inc., a diversified manufacturer, since 2006. He previously was President and Chief Operating Officer of Pentair’s Technical Products and Filtration Divisions. Prior to joining Pentair, Mr. Schrock held various senior management positions with Honeywell International Inc., a diversified technology and manufacturing company, covering North America as well as the European, Africa and Middle East regions. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

Mary A. Winston, 50 Director since 2008	Ms. Winston has served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a food retailer and food distributor, since 2008. She was President and Founder of WinsCo Financial, LLC, a financial solutions consulting firm, from 2007 to 2008. Prior thereto, Ms. Winston served as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company, from 2004 to 2007, as a Vice President of Visteon Corporation, an automotive parts supplier, and as a Vice President of Pfizer Inc., a global biopharmaceutical company. She is also a director of Dover Corporation, a diversified manufacturing company, and the chair of its Audit Committee. Ms. Winston obtained a B.B.A. from the University of Wisconsin-Milwaukee, an M.B.A. from Northwestern University, Kellogg School of Management and is a Certified Public Accountant.

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2)	Plastech Engineered Products, Inc. filed for Chapter 11 bankruptcy protection in February 2008, approximately two years after Mr. Martens left the company.

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:

•	Impeccable honesty and integrity.

•	A high level of knowledge gained through formal education and/or specific practical experience.

•

Broad based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.

•	Global thinking and focus as well as a general understanding of the world economy.

•	Strategic thinking and an ability to envision future opportunities and risks.

•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.

•	A network of important contacts that can bring knowledge and assistance to Plexus.

•	A commitment to spend requisite time on board responsibilities.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure that an appropriate diversity of backgrounds, skills and experiences is represented. Important skills and experiences currently identified are as follows:

•	Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.

•

Financial and accounting skills as well as experience in a public company, preferably with experience as a controller and/or chief financial officer; any such person is expected to fulfill the Securities and Exchange Commission’s requirements for an “audit committee financial expert.”

•	International experience with an understanding of conducting business on a global scale.

•	In-depth knowledge and significant practical experience in sales and marketing at an electronic manufacturing services (“EMS”) company or at another company in a related industry.

•	A manufacturing management background, ideally an engineer, from a large, well respected manufacturing-based company, preferably one that relies on supply chain management for a competitive advantage.

•	Considerable human resources management experience involving the design of both short-term and long-term compensation programs, and an understanding of benefit plans.

•	Experience managing succession planning and leadership development for a successful company.

The following is the Company’s current matrix of experience for our board, which together with the directors’ principal occupations and business experience described above, as well as the Company’s board member selection criteria, provide the reasons that each individual is being re-nominated as a director. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the director has been re-nominated to serve on the board. The lack of an “X” does not mean that the director does not possess that experience, but rather that it is not a particular area of focus or expertise of the director which was specifically identified as a reason for that director’s nomination.

	Mr. Böer	Mr. Cortinovis	Mr. Drury	Mr. Foate	Mr. Kelly	Mr. Martens	Mr. Nussbaum	Mr. Schrock	Ms. Winston
CEO/COO Experience				X	X	X	X	X
Financial and Accounting Experience		X	X	X	X	X	X		X
Global Business Experience	X	X	X	X	X	X	X	X	X
Sales and Marketing Experience		X		X		X		X
Manufacturing Management Background				X	X	X
Supply Chain Management Experience				X	X	X		X
Compensation and Benefits Experience	X	X	X	X	X	X	X	X
Leadership Development and Succession Planning Experience	X	X	X	X	X	X	X	X	X

CORPORATE GOVERNANCE

Board of Directors Meetings

The board of directors held four meetings during fiscal 2011. As part of these meetings, non-management directors regularly meet without management present. All of our directors attended at least 75% of the total meetings of the board and the committees of the board on which they served. The Plexus board of directors conducts an annual self-evaluation process, reviewing the performance of each individual board member as well as the performance of the board as a whole.

Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2011 annual meeting of shareholders.

Director Independence

As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Stock Market rules, at least a majority of our directors must be “independent directors.”

When the board of directors makes its determination regarding which directors are independent, the board first considers and follows the Nasdaq Global Select Stock Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and the directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to inform it of any transaction, whether direct or indirect through an immediate family member or any business entity controlled by any of them, involving the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.

In determining independence for the coming year, the board considered two relationships that, upon review, the board did not believe affected the independence of the directors.

•

Mr. Kelly is an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus. Plexus’ payments to NXP’s distributors in fiscal 2011 were $3,146,621, which represented approximately one-tenth of one percent of each of Plexus’ and NXPs annual revenues.

•

Mr. Schrock is an executive officer of Pentair, Inc., which is a supplier to Plexus. Plexus’ payments to Pentair in fiscal 2011 were $1,693,419, which represented less than one-tenth of one percent of each of Plexus’ and Pentair’s annual revenues.

Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Messrs. Böer, Cortinovis, Drury, Kelly, Martens and Schrock, and Ms. Winston are each “independent” under applicable rules and guidelines. Mr. Foate, as chief executive officer of the Company, and Mr. Nussbaum, who is a former chief executive officer of Plexus and receives retirement payments from Plexus, are not considered to be “independent.”

Our independent directors have the opportunity to meet in executive session, without the other directors or management, as part of each regular board meeting.

Board Leadership Structure

Mr. Nussbaum, our former Chief Executive Officer, serves as the Chairman of the Board. The Company believes that having our former CEO serve as Chairman is an appropriate leadership structure at the current time because Mr. Nussbaum has extensive knowledge of the Company and the EMS industry, which continue to be valuable in communicating with and leading the board in his role as Chairman.

The Company’s bylaws do not mandate, nor does the board have a policy that requires, the separation or combination of the CEO and Chairman roles. The board may reconsider our leadership structure in the future, including in connection with its succession planning efforts, based on the best interests of the Company at that time.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Plexus’ strategy.

The board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation and Leadership Development Committee is responsible for overseeing risk related to the Company’s compensation programs, including considering whether such programs are in line with the Company’s strategic objectives and incentivize appropriate risk-taking. The Nominating and Corporate Governance Committee is tasked with risks associated with corporate governance and compliance.

Board Committees

The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation and Leadership Development	Nominating and Corporate Governance
Ralf R. Böer			Chair
Stephen P. Cortinovis	X	Chair
David J. Drury	Chair		X
Peter Kelly	X	X
Phil R. Martens		X	X
Michael V. Schrock		X	X
Mary A. Winston	X

Messrs. Foate and Nussbaum are not “independent” directors; therefore, they are not eligible to serve on these committees under Nasdaq rules or the committees’ charters.

Audit Committee

The Audit Committee met eight times in fiscal 2011. The Audit Committee chooses the Company’s independent auditors and oversees the audit process as well as the Company’s accounting, finance and tax functions. Among its other responsibilities, the Committee also oversees the Company’s ethics and whistle-blowing reporting programs, in conjunction with the Nominating and Corporate Governance Committee. See also “Report of the Audit Committee.”

Audit Committee Financial Experts

The board has determined that Messrs. Drury and Kelly and Ms. Winston are “audit committee financial experts” based on a review of each individual’s educational background and business experience. For purposes of Securities and Exchange Commission (“SEC”) and Nasdaq rules, Messrs. Drury and Kelly and Ms. Winston are, along with Mr. Cortinovis, the other member of the Audit Committee, “independent” of Plexus. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee (in this subsection, the “Committee”) held six meetings during fiscal 2011. The Committee establishes the general compensation philosophies and plans for Plexus, determines the CEO’s and other executive officers’ compensation and approves equity grants and awards under Plexus’ compensation plans. The Committee also considers and makes recommendations to the board with respect to other employee compensatory plans and arrangements. Further, the Committee is responsible for reviewing Plexus’ leadership structure, talent management efforts, leadership development and executive succession plans. In addition to the following subsection, see also “Compensation Discussion and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2011.

Overview of the Compensation Decision-Making Process

In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of Plexus’ leadership and the design of compensation plans company-wide.

When determining compensation in fiscal 2011, as in past years, the Committee compared the compensation of Plexus’ executive officers with that paid by other companies in the general industries in which Plexus recruits, comparable companies in the electronic manufacturing services industry, companies with similar financial profiles and numerous general and electronics industry published surveys. The Committee performed a full review of the composition of the peer group during fiscal 2010 because, due to acquisitions within the peer group and other changes, the Committee believed that certain companies had become less comparable to Plexus than when they were originally selected. The Committee intends to conduct reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate. Consistent with the selection of its previous peer group, companies were chosen using filtering criteria, such as industry codes, peer companies identified as competitors, company size and employee base, profitability, geographic location, company complexity and recent financial performance; anomalies or special circumstances (primarily acquisitions or significant size differences) that caused certain companies to not be in fact comparable were also reviewed. In addition, the Committee also identified financial peers that were not in a similar business but which were similar in size and financial performance to Plexus.

Our resulting peer group for fiscal 2011 compensation planning consisted of:

•	Agilent Technologies, Inc.
•	Altera Corporation
•	Amphenol Corporation
•	Arris Group, Inc.
•	AVX Corporation
•	Benchmark Electronics, Inc.
•	Bruker Corporation
•	Celestica Inc.
•	Esterline Technologies Corporation
•	Harris Corporation
•	Invacare Corporation
•	Jabil Circuit, Inc.
•	Molex Incorporated
•	Regal-Beloit Corporation
•	Sanmina-SCI Corporation
•	Teledyne Technologies Incorporated
•	Trimble Navigation Limited
•	Vishay Intertechnology, Inc.

This peer group is being used for fiscal 2012 executive compensation planning.

When making compensation determinations, the Committee’s analysis includes a review of the Company’s financial results, an internal calibration of pay and equity award levels and an accumulated value analysis. In performing these analyses, the Committee continues to use tally sheets, which provide a comprehensive view of Plexus’ compensation payout exposure under various performance scenarios, and also assist in the Committee’s evaluation of the reasonableness of compensation as a whole. The accumulated value analysis examines the CEO’s accumulation of wealth through the deferred compensation plan and annual equity awards. These assessments also identify the proportionality of the CEO’s pay to the pay of executives at other levels in the organization and compare this information with published survey data. In addition, the Committee uses the vested and unvested equity information to balance the level of existing awards with the desire to reward performance and to provide retention incentives.

In addition to reviewing compensation to help assure that it provides an incentive for strong Company performance, the Company and the Committee periodically review comparable information from peer group companies and other sources, as discussed above, to maintain a competitive compensation package that aids in executive retention and fairly compensates the executives for performance. However, it does not aim for any numerical or percentile tests within this comparable information. The Committee believes that it is important for it to use its judgment in applying this information in individual cases, rather than arbitrarily attempting to aim for a particular numerical equivalence. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to balance different types of compensation in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.

Management Participation. Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee. Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management to review competitive practices and overall plan expense. The sessions generally focus on the CEO’s performance achievement and the elements of his compensation. The Committee also discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to the companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Use of Consultants. The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits. The decision to retain consultants, and if so which consultant(s) to retain, is determined solely by the Committee. Management has the authority to approve compensation consultant fees on a project basis, although the Committee reviews all fees relating to executive compensation.

Plexus human resources personnel meet with the compensation consultants to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. This interaction provides the consultants with a framework to Plexus’ approach to compensation and its application. As part of its staff support function, Plexus human resources personnel also discuss results and conclusions with the compensation consultants. These discussions permit Plexus human resources personnel to be aware of the consultants’ recommendations and analysis, as well as to understand the rationale and methodology behind their conclusions.

For fiscal 2011 compensation planning, at the direction of the Committee, Towers Watson was engaged to conduct a detailed analysis of the Company’s current executive compensation package, as described above. For fiscal 2012 compensation planning, the Committee directed the Company’s internal human resources staff to prepare an analysis of the Company’s executive compensation package consistent with prior years. Plexus’ internal staff obtained market-based data to provide the Committee with the same data and analysis as in previous years. It is expected that an external firm will perform a detailed analysis of the Company’s executive compensation package every other year going forward; therefore, we anticipate that Towers Watson will be preparing such an analysis for fiscal 2013 compensation planning.

Neither the Company nor the Committee places any limitations or restrictions on its consulting firms or their reviews. Towers Watson and previous consulting firms have been retained by the Company only for projects related to the Company’s executive and director compensation programs. The Company does provide substantive information about Plexus to help its consultants better understand the Company. Human resources personnel also meet with the consultants to discuss the consultants’ conclusions as to Plexus’ executive pay practices, organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals.

Compensation Committee Interlocks and Insider Participation

Each of the members of the Committee was an independent director and there were no relationships or transactions in fiscal 2011 with those members requiring disclosure under SEC rules. See, however, “Director Independence” above for certain other relationships that the board considered when determining the independence of the directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) met two times in fiscal 2011. The Nominating Committee considers candidates for board membership, reviews the effectiveness of the board, makes recommendations to the board regarding directors’ compensation, monitors Plexus’ compliance and ethics efforts, and evaluates as well as oversees corporate governance and related issues.

The Nomination Process

The Nominating Committee generally utilizes a director search firm to identify candidates, but it evaluates those individuals on its own; the Committee would also consider candidates suggested by outside directors, management and/or shareholders. As described above in “Election of Directors,” in accordance with the Company’s board member selection criteria, the Nominating Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The composition of the Board is reviewed annually to insure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the Board may also be changed as necessary to meet business needs.

The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified candidate expresses a serious interest, and if there is a position available and the candidate’s experience indicates that the candidate may be an appropriate addition to the board, the Nominating Committee would review the background of the candidate and, if appropriate, meet with the candidate. A decision would then be made whether to nominate that person to the board. The Nominating Committee’s policy is to not evaluate proposed nominees differently depending upon who has proposed the potential nominee.

If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Commonly Asked Questions and Answers About the Annual Meeting” for bylaw requirements for nominations. Plexus has neither received nor rejected any candidates put forward by significant shareholders.

Communications with the Board

Any communications to the board of directors should be sent to Plexus’ headquarters office in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php).

Code of Ethics, Committee Charters and Other Corporate Governance Documents

Plexus regularly reviews and augments its corporate governance practices and procedures. As part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics, Corporate Governance Guidelines and written charters for each of its board committees discussed above. Plexus will be responding to and complying with related SEC and Nasdaq Global Select Stock Market directives as they are finalized, adopted and become effective. Plexus has posted on its website, at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php), copies of its Code of Conduct and Business Ethics, its Corporate Governance Guidelines, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines), director and officer stock ownership guidelines, compensation clawback policy and other corporate governance documents. If those documents (including the committee charters, the Code of Conduct and Business Ethics and the Corporate Governance Guidelines) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ corporate website at the address above.

Directors’ Compensation

The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards to non-employee directors under the 2008 Long-Term Plan. In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers similar types of factors, including comparisons with peer companies and company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation.

During fiscal 2011, each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate) received an annual director’s fee of $45,000 plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person) and an additional $1,500 for each committee meeting attended in person ($750 if other than in person). The chairs of each committee received additional annual fees for service as a committee chair; the chair of the Audit Committee received $15,000 and the chairs of the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee each received $10,000. Additionally, in certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. For fiscal 2012, the annual director’s fee will increase to $55,000, and the fee for serving as the chair of the Compensation and Leadership Development Committee will increase to $12,500. Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Prior to fiscal 2011, directors were eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

Directors may also participate in the 2008 Long-Term Plan, which permits the grant of stock options, stock-settled stock appreciation rights (“SARs”), restricted stock (which may be designated as restricted stock awards or restricted stock unit awards), unrestricted stock awards, performance stock awards, and cash incentive awards. Stock options are generally granted to directors quarterly, at the same time as employee grants, and vest immediately on the respective grant dates. The exercise price of stock options is equal to the average of the high and low sale prices of Plexus stock on the Nasdaq Global Select Market on the grant date. In addition, unrestricted stock awards are granted to directors at the same time as employee equity grants during the second quarter of the fiscal year. The mix of unrestricted stock awards and stock options is designed to balance the Company’s goal of aligning directors’ interests, through stock awards, with the long-term ownership interests of our shareholders with the incentives offered by stock options, which provide rewards based on the increase in our share price.

Director Compensation Table

The following table sets forth the compensation that was paid by Plexus to each of our non-employee directors in fiscal 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Other Benefits ($)(3)	Total ($)
Ralf R. Böer	$64,750	$69,433	$54,286	—	$188,469
Stephen P. Cortinovis	78,000	69,433	54,286	—	201,719
David J. Drury	78,000	69,433	54,286	—	201,719
Peter Kelly	62,250	69,433	54,286	—	185,969
Phil R. Martens	62,000	52,999	54,286	—	169,285
John L. Nussbaum	121,058	69,433	54,286	$363,622	608,399
Michael V. Schrock	60,750	69,433	54,286	—	184,469
Charles M. Strother, MD (4)	15,000	31,823	54,286	—	101,109
Mary A. Winston	60,500	69,433	54,286	—	184,219

(1)	Includes annual retainer, meeting, committee and chairmanship fees and, in the case of Mr. Nussbaum, his fee for serving as Chairman of the Board. See below regarding Mr. Nussbaum’s compensation.

(2)	The amounts shown represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 of stock options and unrestricted stock awards granted in fiscal 2011. Generally accepted accounting principles (“GAAP”) require us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 11 to our consolidated financial statements.

The following table provides cumulative information about the grant date fair value of options and stock awards granted to directors in fiscal 2011, determined as of the respective grant dates in accordance with GAAP. It also provides the number of outstanding stock options that were held by our non-employee directors at October 1, 2011. The Company began granting unrestricted stock awards to directors in fiscal 2010; however, restricted stock awards were not granted to directors in fiscal 2011 or any prior years.

	Option Awards		Stock Awards
Name	Grant Date Fair Value of 2011 Option Awards ($)	Number of Securities Underlying Unexercised Options (#)	Grant Date Fair Value of 2011 Stock Awards ($)
Mr. Böer	$69,433	52,250	$54,286
Mr. Cortinovis	69,433	60,750	54,286
Mr. Drury	69,433	62,250	54,286
Mr. Kelly	69,433	48,750	54,286
Mr. Martens	52,999	3,750	54,286
Mr. Nussbaum	69,433	21,250	54,286
Mr. Schrock	69,433	38,750	54,286
Dr. Strother	31,823	26,250	54,286
Ms. Winston	69,433	17,750	54,286

Each non-employee director serving at the time was awarded options for 1,250 shares on each of November 1, 2010, January 24, 2011, April 25, 2011, and July 25, 2011. All options granted to non-employee directors vest immediately on the respective grant dates. Options granted to non-employee directors expire on the earlier of (a) ten years from the date of grant, or (b) two years after termination of service as a director. In addition, on January 24, 2011, each non-employee director received an unrestricted stock award for 2,000 shares; the average of the high and low trading prices of our shares on the Nasdaq Global Select Stock Market on that date was approximately $27.14. Messrs. Böer, Cortinovis and Nussbaum and Ms. Winston each elected to defer receipt of the 2011 unrestricted stock award.

(3)	Other than Mr. Nussbaum, the non-employee directors do not receive any additional benefits although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings. For Mr. Nussbaum, this represents the amounts paid to him in fiscal 2011 under his deferred compensation arrangements plus the value of the health and other welfare benefits, as well as Company matching contributions to the 401(k) Plan, provided to him. See the discussion immediately below.

(4)	Dr. Strother did not stand for re-election at the Company’s 2011 annual meeting and, therefore, left the board on February 16, 2011.

Compensation of Current and Former Executive Officers who Serve on the Board

See “Executive Compensation” for Mr. Foate’s compensation as an executive officer of Plexus generally and his employment and change in control agreements.

Mr. Nussbaum is a former executive officer of Plexus. He ceased being considered an executive officer or employee of Plexus when he retired as its Chief Executive Officer in 2002. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as an executive officer and as the non-executive Chairman of the Board.

In 1996, the Committee established special retirement arrangements for Mr. Nussbaum as well as for two other executive officers and directors who subsequently retired. Those arrangements were intended to both reward past service and maintain an additional incentive for those officers’ continued performance on behalf of Plexus. The related supplemental executive retirement agreement for Mr. Nussbaum was amended in 2009 in order to align the agreement’s provisions regarding the determination of payment amounts to a fixed 15-year annual installment payment stream. The amendment was consistent with the intent of the original agreement and with the manner in which the agreement operated in practice. The arrangements are designed to provide specified retirement and death benefits to Mr. Nussbaum in addition to those provided under the 401(k) Plan. Plexus’ commitment was funded in fiscal 2002 and prior years. Mr. Nussbaum has received payments under the special retirement arrangements since 2002, including payments of $325,635 for fiscal 2009, $338,660 for fiscal 2010 and $352,742 for fiscal 2011.

The contributions for Mr. Nussbaum’s special retirement arrangement are invested in life insurance policies acquired by Plexus on his life. To the extent that any of the payments constitute excess parachute payments subjecting Mr. Nussbaum to an excise tax, the agreement provides for an additional payment (the “gross-up payment”) to be made by Plexus to him so that after the payment of all taxes imposed on the gross-up payment, he retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, specified death benefit payments become due.

For his service as Plexus’ non-executive Chairman of the Board, Mr. Nussbaum received a fee of $75,000 in fiscal 2011 plus health and other welfare benefits, as well as Company matching contributions to the 401(k) Plan, in addition to the above retirement payments and his regular board fees. Since his retirement, Mr. Nussbaum has been eligible to receive options or stock awards in his capacity as a non-employee director and has received the same awards as other non-employee directors under Plexus’ stock incentive plans.

Stock Ownership Guidelines

Plexus believes that it is important for directors and executive officers to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Directors and executive officers must comply with stock ownership guidelines as determined from time to time by the board. The ownership guidelines for directors currently require that directors must own 5,000 shares of common stock within five years of election or appointment to the board, of which 2,000 shares must be owned within the first year of service. Unexercised stock options (whether or not vested) do not count toward a director’s ownership for purposes of these guidelines. Currently, all of our directors are in compliance with these guidelines. The stock ownership guidelines for executive officers are discussed at “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Plexus with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that during fiscal 2011 our insiders have complied with all Section 16(a) filing requirements that were applicable to them with the following exceptions. Mr. Foate and Joseph E. Mauthe, Plexus’ Senior Vice President – Global Human Resources, each timely reported the vesting of restricted stock units on November 5, 2010, but reported the withholding of a portion of the shares received upon such vesting for tax purposes late. The related transactions by Messrs. Foate and Mauthe, which involved 3,746 shares and 204 shares, respectively, were each reported on December 23, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Leadership Development Committee (in this section, the “Committee”) of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes decisions with respect to compensation of the Chief Executive Officer and other Plexus executive officers and grants stock options, restricted stock units and other awards. This section discusses the Committee’s executive compensation philosophy and decisions on executive compensation.

Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.

Executive Summary

Executive Compensation Philosophy, Goals and Process

The Committee’s philosophy is to fairly compensate all employees, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders, and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into consideration competitive forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders while not exposing the Company to inappropriate risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end-markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.

Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:

•	attracts, motivates and retains the talent needed to lead a strong global organization;

•	drives global financial and operational success that creates shareholder value without encouraging inappropriate risk-taking;

•	creates an ownership mindset and drives behaviors that improve Plexus’ performance and maximize shareholder value; and

•	appropriately balances Company performance and individual contribution towards the achievement of success.

For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision-Making Process” above in this proxy statement.

Overview of Executive Compensation and Benefits

Plexus uses the following compensation reward components working together to create competitive compensation arrangements for our executive officers:

Reward Component	Purpose

Base Salary	Base salary is intended to provide compensation which is not “at risk”; however, salary levels and subsequent increases are not guaranteed. Our base salaries are designed to offer regular fixed compensation for the fulfillment of the duties and responsibilities associated with the job roles of our executives and employees. They are also important because they present a starting point for considering compensation when we seek to attract and retain talented individuals.

Reward Component	Purpose

Annual Incentive	Our annual cash incentive compensation plan, the Variable Incentive Compensation Plan (the “VICP”), is designed to reward employees for the achievement of important corporate financial goals. There is also a small component of the VICP that rewards employees for the attainment of individual and/or team objectives. The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation that is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. The design of the VICP offers incentives based on our direct performance, as distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives. As it applies to executive officers, the VICP is now a sub-plan of the 2008 Long-Term Plan.

Long-Term Incentives	A substantial part of compensation, which is also at risk, is long-term equity-based compensation, typically awarded in the form of stock options and restricted stock units (“RSUs”) under the 2008 Long-Term Plan. Our long-term incentives are designed to tie a major part of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value, as well as encourage the long-term retention of these executives.

Benefits	The health and well-being of our employees and their families is important to us. Therefore, we provide all of our employees in the United States with various benefits, such as health and life insurance. Offering these benefits also assists the Company in attracting, as well as retaining, executive officers and key personnel.

Retirement Plans	The Company maintains retirement plans to help our employees provide for their retirement on a tax-advantaged basis. Offering retirement plans helps the Company to attract and retain qualified employees, as well as meet competitive conditions. The 401(k) Plan includes a Plexus stock fund as one of its choices to permit employees to maintain Plexus ownership if they wish. The Company also provides a supplemental executive retirement plan under which certain executive officers may elect to defer some or all of their compensation and the Company makes additional contributions on their behalf.

Agreements	Only our Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus and to assist in maintaining their continuing loyalty.

At Plexus’ 2011 annual meeting of shareholders, the Company held its first shareholder advisory vote on executive compensation. Over 96% of shares voting supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the board of directors and the Committee all pay close attention to communications received from shareholders regarding the Company’s executive compensation policies and decisions. The Committee reviewed the results of the vote and considered the high approval rate as an indication that shareholders generally support the Company’s executive compensation philosophy, program and decisions.

Elements and Analysis of Direct Compensation

Overview of Direct Compensation

Plexus uses three primary components of total direct compensation—salary, annual cash incentive payments under the VICP and long-term equity-based awards under the 2008 Long-Term Plan. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways.

The Committee does not use any specific numerical or percentage test to determine what percentage of direct compensation will be paid in base salary versus the compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a meaningful portion of compensation should be at risk. VICP targets for executive officers other than the CEO ranged from 45% to 60% of base salary in fiscal 2011 with the opportunity to earn cash incentives beyond those levels if company financial goals were exceeded. In the case of the CEO, the potential target compensation at risk as a percentage of base salary was 100%, reflecting his overall greater responsibility for the Company. Long-term incentives for executive officers are in the form of stock options, which contain an inherent amount of risk since no value is received unless there is an appreciation in stock price, and RSUs that vest based on continued service. After determining each element, the Committee also reviews the resulting total compensation to determine that it is reasonable as a whole.

Base salary adjustments and equity awards are generally targeted for implementation in the second quarter of each fiscal year. The Committee believes this timing aligns employee rewards with the Company’s processes to evaluate employees’ performance and forges a strong link between performance and pay.

The resulting total targeted direct compensation mix used for fiscal 2011 for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table herein (the “named executive officers”) is illustrated in the charts below:

Base Salary

Structure. The Company and the Committee review market-based comparisons, peer group analysis and other third-party survey data as reference points for compensation practices as well as sources of comparative information to assist in establishing appropriate base salaries for its executive officers. Through this form of benchmarking, we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances. The Committee expects to make determinations of base salary adjustments for our executive officers in December 2011 after it has reviewed and considered the analysis discussed above in “Corporate Governance–Board Committees–Compensation and Leadership Development Committee–Overview of the Compensation Decision-Making Process–Use of Consultants.” The effective date of any base salary adjustment for our executive officers is generally targeted for January in order to be aligned with the Company’s other U.S. salaried employees.

Factors Considered in Determining Base Salary. Prior to establishing base salary increases for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from the proxies of our peer group, salary increase trends for executive base pay and other information provided in published surveys. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. The Committee also considers the individual executive officers’ duties and responsibilities and their relative authority within Plexus.

With respect to increases in CEO base salary (as well as other compensation actions that impact our CEO), the Committee uses this input and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. However, taking into account the compensation policies and goals and a holistic approach to executive compensation packages, the Committee’s final determination may incorporate the subjective judgments of its members as well.

Executive officer base salary increases may include the following two components:

•

Competitive Adjustments. If executive officer salaries fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance.

•

Merit Increases. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a separate merit increase may be provided based on individual performance, if appropriate.

2011 Base Salary Adjustments. Base salary adjustments for fiscal 2011 were approved by the Committee in December 2010. For fiscal 2011, the Committee approved a base salary adjustment of $25,000 for the CEO, a 3.2% increase from his fiscal 2010 base salary, to $800,000. As a result of that adjustment, our CEO’s salary is near the intended 50th percentile of peer group and market comparisons; the salary was approximately 7% above the 50th percentile in the market comparison, but was 8% below the 50th percentile in the peer group comparison. The Committee believed this increase to be appropriate, particularly in view of the Company’s strong financial performance in fiscal 2010 and the fact that the CEO’s total compensation is more heavily weighted toward performance-based compensation than the total compensation of our other executive officers. Our CEO’s base salary is also higher than that of our other executive officers because of his more extensive and challenging duties and responsibilities.

Increases for the other executive officers varied from 3.6% to 20.7% and reflected the factors discussed above; the smaller adjustments reflected merit increases for performance over the past year when salaries were otherwise in line with the market while larger increases represented a combination of competitive adjustments, merit increases and, in certain cases, increases in responsibilities. In addition, Mr. Lim’s compensation and benefits package also reflects regional survey data of the Asian markets. Other variations between the executive officers reflect competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance. Presented below are the fiscal 2011 base salaries and percentage increases as compared to fiscal 2010 for our named executive officers:

Executive Officer	Fiscal 2011 Base Salary	Percentage Increase Compared to Fiscal 2010
Mr. Foate	$800,000	3.2%
Ms. Jones	$380,000	7.0%
Mr. Buseman	$360,000	9.1%
Mr. Kelsey	$330,000	10.0%
Mr. Lim	$345,000	16.9%	*

*	Mr. Lim is based in Malaysia and is paid in local currency, the Malaysian ringgit (“MYR”). While Mr. Lim’s base salary increase as compared to fiscal 2010 in U.S. dollars was 16.9%, due to the variation in currency exchange rates, the increase in base salary measured in MYR was 6.5%.

Annual Incentive

Plan Structure. The VICP provides annual cash incentives to approximately 3,200 participants, including our CEO and other executive officers. For executive officers, beginning in fiscal 2011, the VICP is a sub-plan of the 2008 Long-Term Plan. The award opportunity levels for each participant are expressed as a percentage of base salary. For example, in fiscal 2011 the targeted award opportunity for the CEO was 100% of base salary, and the targeted award opportunities for other executive officers varied from 45% to 60% of base salaries; the award opportunities for non-executive officer participants varied from 3% to 45% of base salaries. The targeted award opportunities for executive officers other than our CEO increased in fiscal 2011, generally by ten percentage points, as a result of adjustments for market competitiveness and, in certain cases, increases in responsibilities. In addition, offering a greater percentage of compensation at risk was intended to further align executive compensation with Company performance and the interests of shareholders. Our CEO and other executive officers also have the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that the higher the level of responsibility, the more influence the individual can have on corporate performance. In addition, competitive factors make relatively higher reward possibilities important for those positions. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. The table below lists the fiscal 2011 targeted VICP award opportunities for the named executive officers, expressed as a percentage of base salary:

Executive Officer	Fiscal 2011 Targeted Award as a Percentage of Base Salary
Mr. Foate	100%
Ms. Jones	60%
Mr. Buseman	60%
Mr. Kelsey	60%
Mr. Lim	50%

The VICP provides for payments relating to corporate financial goals both below and over the targeted awards by establishing specific “threshold levels” of corporate performance at which payments begin to be earned and “maximum payout levels” beyond which no further payment is earned. The payout at the “maximum payout level,” which is based solely on achieving the corporate financial goals, is 180% of the targeted award for the CEO and the other executive officers. Payments to participants are not permitted under the VICP unless the Company achieves net income for the plan year.

Under the VICP, the Committee has the authority to adjust results, for example, to reflect acquisitions or unusual gains or charges. No such discretion was used by the Committee in fiscal 2011.

2011 Plan Design – Company Goals. The specific corporate financial goals for fiscal 2011, each of which stood independently of the other with regard to award opportunities, were revenue and return on capital employed (“ROCE”). The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. Our fiscal 2011 targets for these goals were set as part of the annual financial planning process. For each of the corporate financial goals, we also established specific “threshold” and “maximum payout” levels of achievement as part of that process.

For the purposes of the VICP, ROCE is defined as annual operating income before taxes excluding unusual charges and equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The Company excludes equity-based compensation costs because such costs can influence results due to external market factors. Additionally, ROCE is calculated excluding the impact of any restructuring and/or non-recurring charges because these factors do not reflect the operating performance of the Company, which the VICP is intended to reward.

No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding non-recurring or restructuring charges and equity-based compensation costs). Awards for performance between the “threshold” level and “target” level are calculated by straight-line interpolation, as are awards between the “target” level and the “maximum payout” level.

For fiscal 2011, in accordance with Plexus’ strategic plan, the Committee set performance levels for each metric with a focus on achieving our enduring financial goals—15% organic revenue growth and ROCE of 500 basis points above our weighted average cost of capital (“WACC”)—using the philosophy below:

	Threshold	Target	Maximum Payout (Enduring Goals)
Revenue	Growth approximately equal to inflation	Midpoint between threshold and maximum payout	15% revenue growth

ROCE	Equal to Plexus’ WACC	Consistent with target revenue growth and planned investments	Equal to Plexus’ WACC plus 500 basis points

We believe that setting the maximum payout levels for revenue and ROCE consistent with our enduring financial goals fully aligns employees with the financial results that deliver value to our shareholders. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROCE, which were set between the threshold and maximum payout levels, were intended be aggressive, yet achievable, to incentivize growth, but also deter inappropriate risk-taking. The 2011 revenue target represented approximately 10% growth over 2010 revenue; the 2011 ROCE target was below the level achieved in fiscal 2010 to recognize the higher levels of capital investment and working capital planned for fiscal 2011. The Committee felt these performance levels were challenging, but achievable, based on industry conditions and Plexus’ financial plan.

The following table sets forth the fiscal 2011 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels. In accordance with the VICP, the ROCE targets excluded the impacts of restructuring charges and equity-based compensation costs.

	Threshold		Target		Maximum Payout
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$2,092	0%	$2,214	40%	$2,315	90%
ROCE	16.5%	0%	19.0%	40%	21.5%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2011, revenue was $2,231 million and ROCE was 17.9%. Therefore, the Company’s performance was between the target and maximum payout levels for revenue and between the threshold and target levels for ROCE; thus, Plexus paid awards to executive officers and other employees based on those two components. As a consequence, total payments based on revenue and ROCE represented 70.6% versus the target of 80% for corporate financial performance. Plexus’ actual performance in fiscal 2011 as compared to these performance levels is illustrated by the following graph:

2011 Plan Design – Individual Objectives. Individual participants typically set several individual objectives for the plan year, which are developed with, reviewed by and approved by the participant’s manager. Some of the individual objectives are shared by multiple executives when they work as part of a team to focus on an objective. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves net income for the plan year. The Committee determines and approves the individual objectives established for the CEO. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers. The Committee’s assessment of all executive officers’ individual objectives is based on their likely impact on the achievement of the annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.

Achievement of individual objectives, for which there was a potential payout equivalent to 20% of the “targeted” award, varied among the other named executive officers from 72.8% to 75.1% of the individual’s potential payout for personal objectives, with the CEO achieving 87.0%. These percentages were based upon the Committee’s determination of the degree to which the executive achieved his or her objectives. The CEO provided the Committee with an assessment of the performance of all of the executive officers other than himself and recommended resultant award percentage levels based on the achievement by each executive officer of his or her individual objectives.

The following are summaries of the individual objectives for our named executive officers in fiscal 2011:

•

Dean A. Foate: Mr. Foate’s individual objectives related to: designing strategies to support global expansion and to expand the Company’s engineering solutions business; implementing branding strategies to more effectively communicate Plexus’ value proposition in the marketplace; refining the Company’s crisis management strategies; and sharpening the Company’s processes for effectively deploying strategies and initiatives.

•

Ginger M. Jones: Ms. Jones’ individual objectives related to: designing strategies to support global expansion; implementing a governance framework for identifying, assessing and managing enterprise risk; implementing the Company’s branding strategy to more effectively communicate Plexus’ value proposition in the marketplace; designing strategies for the continued development and deployment of a global information technology (“IT”) platform; implementing processes to enhance the effectiveness of trade and government contracting compliance; refining internal forecasting processes; implementing internal decision-making processes to evaluate, deploy and track strategic investments; designing strategies to ensure ongoing leadership development throughout the Company; and optimizing the Company’s overall cash cycle and improve return on invested capital.

•

Michael D. Buseman: Mr. Buseman’s individual objectives related to: designing strategies to support global expansion; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; implementing the Company’s branding strategy to more effectively communicate Plexus’ value proposition; implementing an internal decision-making process to evaluate, deploy and track strategic investments; designing strategies for the continued development and deployment of a global IT platform; designing strategies to ensure ongoing leadership development throughout the Company; optimizing the Company’s overall cash cycle and improving return on invested capital; implementing strategies and processes for the effective integration of customer management, manufacturing and engineering operations; developing processes to enhance the effectiveness of trade and government contracting compliance; sharpening the Company’s processes for effectively deploying Company strategies and initiatives; refining internal forecasting processes; and designing strategies to mitigate potential future risks associated with manufacturing operations.

•

Todd P. Kelsey: Mr. Kelsey’s individual objectives related to: designing strategies to support global expansion and to expand the Company’s engineering solutions business; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; implementing the Company’s branding strategy to more effectively communicate Plexus’ value proposition; designing strategies to ensure ongoing leadership development throughout the Company; optimizing the Company’s overall cash cycle and improving return on invested capital; implementing strategies and processes for the effective integration of customer management, manufacturing and engineering operations; refining internal forecasting processes; developing processes to enhance the effectiveness of trade and government contracting compliance; and designing strategies to mitigate potential future risks associated with manufacturing operations.

•

Yong Jin Lim: Mr. Lim’s individual objectives related to: designing strategies to support the expansion of operations in Asia; implementing strategies and processes for the effective integration of customer management, manufacturing and engineering operations; designing strategies for the continued development and deployment of a global IT platform; designing strategies to ensure ongoing leadership development throughout the Company; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; implementing the Company’s branding strategy to more effectively communicate Plexus’ value proposition; optimizing the Company’s overall cash cycle and improving return on invested capital; and refining internal forecasting processes.

Long-Term Incentives

Plan Structure. Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation. The shareholder-approved 2008 Long-Term Plan allows for various award types, including options, SARs, restricted stock, RSUs, unrestricted stock awards, performance stock awards and cash incentive awards. Those awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The Committee’s policy is to not “back-date” equity grants and no equity grant was “back-dated” in fiscal 2011. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. For fiscal 2011 the Committee used, and going forward the Committee intends to continue using, a combination of stock options and RSUs. Prior to fiscal 2011, the Committee also granted long-term cash awards, which served as a stable retention incentive of a known value. In order to more strongly align all long-term incentives with the Company’s overall performance and the interests of shareholders, the Committee discontinued the use of long-term cash awards beginning in fiscal 2011, and somewhat increased the number of RSUs to provide equivalent value.

The Committee intends that each element of the portfolio addresses a different aspect of long-term incentive compensation, as set forth below:

•

Stock options provide rewards based upon the appreciation in value to shareholders, as measured by the increase in our share price, and there is no value to these awards if our share price does not increase.

•

RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. RSUs further align executives’ interests with the interests of shareholders and provide a long-term ownership mentality as well as motivation to succeed in the long-term because the value of RSUs does not solely depend upon increases in the market price of our shares, which may occur over a short period of time.

•

For non-executives and key employees who are eligible for equity awards, Plexus uses a distribution weighted toward stock-settled stock appreciation rights (“SARs”). Stock-settled SARs provide rewards based upon the appreciation in value to shareholders as measured by the increase in our share price while promoting employee share ownership. Stock-settled SARs also allow the Committee to preserve shares available under the plan and minimizes dilution.

The allocation formulas used in fiscal 2011 for executive officers and other non-executive employees receiving equity grants are illustrated in the charts below:

Annual Award Determination and Allocation Process. Each year the Committee is presented a recommended total pool of options, stock-settled SARs and RSUs to be awarded to eligible participants. The Committee reviews the estimated cost of the pool and the recommended grant guidelines prior to making grants. Pursuant to its portfolio approach, the Committee distributes the entire value of each grant among the three types of awards—options, stock-settled SARs and RSUs—as shown above. The awards are valued at their Black-Scholes fair-market value when making these determinations. For current executive officers, the Committee uses a distribution formula weighted toward stock options, so as to particularly promote increasing shareholder returns.

The Committee determines the grants for the CEO and other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself. The Committee determines the grant value for each executive officer by balancing the need to provide fair compensation with the desire to keep related compensation expense relatively stable from period to period. When making individual grants, the Committee considers each executive officer’s duties, responsibilities and performance. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.

For fiscal 2011, options for 82,000 shares and 32,800 RSUs were granted to the CEO, and options for 143,250 shares and 58,800 RSUs were granted to the other executive officers as a group.

Equity awards, consisting of stock-settled SARs and RSUs, are also allocated to high-performing key employees based upon recommendations by executive officers in accordance with a grant range grid, which assigns a range of grant sizes to each employee responsibility level.

Basis for Determination of Timing of Grants. The Committee makes quarterly stock option and stock- settled SARs grants rather than annual grants due to the volatility of the stock market and of Plexus’ stock in particular. Granting stock options and SARs all on one date in the year can make the strike price, its related expense, and the opportunity it represents to employees vary significantly in ways that do not necessarily reflect long-term performance of Plexus stock.

The Committee’s formula to support the quarterly grant strategy states that the grant dates will occur three days subsequent to the release of quarterly earnings, not including the day of the release. The Committee uses future dates, as is permitted by the 2008 Long-Term Plan, because that minimizes the opportunity to choose a date based upon market performance known or knowable at the time of determination. The 2008 Long-Term Plan provides that the exercise price of a stock option is not permitted to be less than the fair market value on the stock option grant date. New hire option and stock-settled SAR grant levels are determined at or around the time of hire, and commence on the next quarterly grant date following the date of hire.

Grants of RSUs are generally made once a year during the fiscal second quarter. The Committee did not make any special retention-related grants of RSUs in fiscal 2011, as the Committee continued to believe that the fiscal 2009 retention-related grants of RSUs had their intended retention effect and, therefore, no additional special grants were necessary.

2011 Awards. Based on the Committee’s long-term incentive strategy as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, in fiscal 2011, the Committee made total grants of options and RSUs to the named executive officers as follows:

Executive Officer	Options (#)	RSUs (#)
Mr. Foate	82,000	32,800
Ms. Jones	20,000	8,000
Mr. Buseman	25,000	10,000
Mr. Kelsey	25,000	10,000
Mr. Lim	20,000	8,000

Options vest in two annual increments and grants of RSUs vest on the third anniversary of the grant, all subject to early vesting on a change in control.

Equity Ownership Guidelines. To complement the 2008 Long-Term Plan’s goal of increasing the alignment between the interests of management and shareholders, the Committee adopted executive stock ownership guidelines. These guidelines require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary; executive officers other than our CEO, including the named executive officers in the “Summary Compensation Table” below, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer until the ownership requirement is met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held or with prior approval under special circumstances. All officers are in compliance with the procedural requirements of the guidelines, while five of our officers, including our CEO, have met the ultimate ownership amounts required by the guidelines.

Clawback Policy. The board of directors adopted the Plexus Corp. Executive Compensation Clawback Policy, effective November 2010. Pursuant to the policy, in the event of a material restatement of the Company’s financial results as a result of significant non-compliance with financial reporting requirements, the Committee will review incentive compensation that was paid to the Company’s executive officers under the VICP (or any successor plan thereto) based solely on the achievement of specific corporate financial goals (“covered compensation”) during the period of the restatement. If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Committee will, as and to the extent it deems appropriate, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of covered compensation for up to three years preceding the date on which the Company is required to restate its financial results.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of significant non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy. In August 2011, the Company revised its Insider Trading Policy to explicitly prohibit directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock. Short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements and Analysis of Other Compensation

In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.

Benefits

Structure. We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. Consistent with competitive practice, the Committee approves certain perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The other benefits for certain of our executive officers are: a flexible perquisite benefit valued at up to $15,000 per calendar year to be used for expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice; a company car; and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel, including Mr. Lim, who are located in countries outside of the United States as well as to executive officers who may be temporarily assigned outside of the United States.

Retirement Planning – 401(k) Plan

Structure. The 401(k) Plan, which is available to substantially all U.S. salaried employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $9,800 per calendar year (increasing to $10,000 in calendar year 2012). Employees have a choice of investment alternatives, including a Plexus stock fund, in which to invest those funds.

Retirement Planning – Supplemental Executive Retirement Plan

Structure. As a consequence of Internal Revenue Code limitations on compensation which may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan for our executive officers to address their particular circumstances and promote long term loyalty to Plexus until retirement. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan which allows participants to defer taxes on current income. Under this plan, executive officers (other than Mr. Lim), may elect to defer some or all of their compensation. Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The plan allows investment of deferred compensation amounts on behalf of the participants into individual accounts and within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings which may be credited become payable upon termination, retirement from Plexus, or in accordance with the executive’s individual deferral election.

All executive officers, other than Mr. Lim, participate in this program. Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require Board approval. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate to meet the market for executive compensation and to provide a stronger incentive for executives to remain with Plexus through retirement.

Fiscal 2011 Plan Activity.

•

Contribution Formula. Under a funding plan adopted by the Committee, the SERP provides for an annual discretionary contribution of the greater of (a) 7% of the executive’s total targeted cash compensation (increased to 9% beginning in August 2011, as described below), minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution.

The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Watson, its compensation consultant for that program. In fiscal 2011, at the request of the Committee, Towers Watson conducted a competitive analysis of the contribution formula. While the contribution formula was found to reasonable, it was determined to be slightly lower than current competitive practice. Therefore, the Committee decided to increase the Company contribution from 7% to 9% of the executive’s total targeted cash compensation, beginning in August 2011, in order to be more in line with current market practice.

•

Employer Contributions. For fiscal 2011, the total employer contributions to the SERP accounts was $280,534 for all participants as a group, including $108,768 for the CEO. See footnote 4 to the “Summary Compensation Table.”

•

Special Contribution. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above. In fiscal 2011, the Committee did not make any such contributions to any of the executive officers, including the named executive officers.

Fiscal 2012 Payment Schedule. The annual contribution made by the Company will be paid throughout the year on a bi-weekly basis. This schedule allows for dollar cost averaging and spreads the expense of the contribution across the fiscal year. If necessary, a true-up payment will be made at the end of the fiscal year if the Company contribution for any executive officer is less than $13,500.

Foreign Retirement Arrangements

Since Mr. Lim is not a United States resident, he does not participate in the SERP or the 401(k) Plan. Rather, he participates in the Employees Provident Fund which is mandated by Malaysian law. Under law, minimum contributions of 12% of an employee’s wages (salary plus bonus) are required to be made by an employer; Plexus chose to make a contribution of 17% in fiscal 2011 in Mr. Lim’s case since it is Plexus’ practice in Malaysia to make higher contributions than the statutory minimum for personnel with relatively high levels of seniority and responsibility.

Employment and Change in Control Agreements

Structure. We do not generally have employment agreements with our executive officers; however, Plexus does maintain an employment agreement with our Chief Executive Officer in order to recognize the importance of his position, to help assure Plexus of continuing availability of Mr. Foate’s services over a period of time, and to protect the Company from competition post-employment. All executive officers and certain other key employees have change in control agreements (with the exception of Mr. Foate, who has change in control provisions as part of his employment agreement), to both help assure that executive officers will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.

Mr. Foate’s employment agreement is described below in “Executive Compensation – Employment Agreements and Potential Payments Upon Termination or Change in Control – Mr. Foate’s Employment Agreement.” The change in control agreements with our executive officers (with the exception of Mr. Foate) are described below in “Executive Compensation – Employment Agreements and Potential Payments upon Termination or Change in Control – Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.

Determination of Benefit Levels. In general, the change in control agreements with executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period, and a gross-up payment for excise taxes. In addition, under the 2008 Long-Term Plan (and its predecessor) upon a change in control, all unvested awards will automatically vest for all award holders. Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one or two years’ of coverage. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.

The Committee originally set these benefit levels in 2008, when the agreements were updated and revised, and reviews them annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be both in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. The Committee believes it is general market practice to provide that unvested awards will vest on a change in control, which is the case under the 2008 Long-Term Plan (and its predecessor), as approved by Plexus’ shareholders. Therefore, offering a package that is consistent with market practices, is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment. The Committee also intends that the potential expense of the agreements is reasonable as compared to total enterprise value. The Committee estimated that the agreements represented approximately 3.0% of the average of fiscal 2007 and fiscal 2006 total enterprise value at the time they were adopted; potential expense was estimated at 2.6% of total enterprise value as of the date of the Committee’s most recent determination. As noted above, the agreements contain a “double trigger,” which provides that benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation.

The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe, as noted above, that the change in control agreements will help motivate the executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company which they might perceive would jeopardize their employment.

Tax Aspects of Executive Compensation

The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance-based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options, SARs, performance-based restricted stock and cash incentive awards, including those made to executive officers pursuant to the VICP, under the 2008 Long-Term Plan (and predecessor plans) is exempt. Compensation under these shareholder approved plans that is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. As a result of the shareholders’ approval of the 2008 Long-Term Plan (and its predecessor), the Committee believes that most compensation income under these plans (other than any awards in the future of restricted stock or RSUs without performance goals, as is the case for the time vested RSUs granted since fiscal 2008) would not be subject to the Code’s deduction limitation. However, if such restricted stock awards are made, the covered compensation of some individuals could exceed $1 million and, in those cases, the excess would not currently be tax deductible. In some years, the Company has foregone a portion of its tax deduction as a result of the size of VICP cash incentive payments. However, to ameliorate those tax consequences, the Company sought and received shareholder approval of the amendment to, and restatement of, the 2008 Long-Term Plan at the 2011 annual meeting so that VICP awards to executive officers may be granted under that plan; therefore, in fiscal 2011, such deduction was not foregone.

Other provisions of the Code also can affect the decisions which we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for “excess” payments. Our change in control agreements provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross-up provisions and loss of deductibility would increase Plexus’ tax expense, the Committee believes it is important that the effects of this Code provision not negate the protections which it provides by means of the agreements.

The Code also provides a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. Section 409A became fully effective on January 1, 2009. We conducted an extensive review of our benefit plans and employment arrangements to help assure they comply with Section 409A and that there are no adverse effects on Plexus or our executive officers as a result of these Code amendments. We made various changes to some of these plans and arrangements to ensure full compliance with the rules under Section 409A; however, we do not expect these changes to have a material tax or financial consequence on Plexus.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are set forth in a written charter adopted by the board, as set forth on the Company’s website as described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee.” The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.

Members of the Compensation and Leadership Development Committee:

Stephen P. Cortinovis, Chair

Peter Kelly

Phil R. Martens

Michael V. Schrock

EXECUTIVE COMPENSATION

This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation which we paid for fiscal 2011 to our Chief Executive Officer, our Chief Financial Officer and the three executive officers who had the highest compensation of our other executive officers (collectively, the “named executive officers”). More detailed information is presented in the other tables and explanations which follow the following table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Dean A. Foate President and Chief Executive Officer	2011	$793,266	$0	$890,290	$1,138,695	$698,159	$160,805	$3,681,215
	2010	766,632	144,742	696,980	1,201,993	1,382,885	140,508	4,333,740
	2009	745,673	147,222	368,898	740,343	0	134,620	2,136,756
Ginger M. Jones Senior Vice President and Chief Financial Officer	2011	373,269	0	217,144	277,731	183,168	92,217	1,143,529
	2010	349,537	32,654	169,995	293,169	314,654	63,284	1,223,293
	2009	339,529	29,166	476,238	180,572	0	55,343	1,080,848
Michael D. Buseman Executive Vice President, Global Manufacturing Operations	2011	351,923	0	271,430	347,163	172,946	72,073	1,215,535
	2010	320,538	30,100	212,494	351,945	289,731	59,083	1,263,891
	2009	303,654	26,467	604,993	180,572	0	59,373	1,175,059
Todd P. Kelsey Executive Vice President, Global Customer Services (5)	2011	321,922	0	271,430	347,163	158,982	62,673	1,162,170
	2010	291,807	27,616	212,494	351,945	262,731	51,828	1,198,421
Yong Jin Lim Regional President – Plexus APAC	2011	352,221	0	217,144	277,731	143,755	142,174	1,133,025
	2010	301,413	22,642	169,995	293,169	217,018	89,768	1,094,005
	2009	267,708	18,510	476,238	180,572	0	99,141	1,042,169

(1)	Includes amounts voluntarily deferred by the named persons under the Plexus Corp. 401(k) Savings Plan (the “401(k) Plan”), the Plexus supplemental executive retirement plan (the “SERP”) and, for Mr. Lim, the Malaysian Employees Provident Fund. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)	Both the “Bonus” and the “Non-Equity Incentive Plan Compensation” columns represent amounts that were earned during fiscal 2011, fiscal 2010 and fiscal 2009, respectively, under our Variable Incentive Compensation Plan (“VICP”). Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and individual objectives. To the extent a payment was based on individual objectives in fiscal 2010 and fiscal 2009, it is in the “Bonus” column. To the extent that the cash incentive resulted from corporate financial performance, and, for fiscal 2011, individual objectives, that portion of the cash incentive is included under the “Non-Equity Incentive Plan Compensation” column. We include more information about the VICP under “Grants of Plan-Based Awards” below. The amounts shown in the “2011” row were earned in fiscal 2011 but will be paid in fiscal 2012, the amounts shown in the “2010” row were earned in fiscal 2010 and were paid in fiscal 2011, and the amounts shown in the “2009” row were earned in fiscal 2009 and were paid in fiscal 2010. The amounts in the “Non-Equity Incentive Plan Compensation” column for fiscal 2010 and 2009 also include the value of long-term cash awards granted in those years, which vest on the third anniversary of their respective grant dates; no equivalent grants were made for fiscal 2011.

(3)	This column represents the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of stock and option awards granted in fiscal 2011, fiscal 2010 and fiscal 2009 under the 2008 Long-Term Plan, which are explained further below under “Grants of Plan-Based Awards.” These awards are not subject to performance conditions. Generally accepted accounting principles (“GAAP”) require us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions which we used to determine the valuation of the awards are discussed in footnote 11 to our consolidated financial statements. Please also see the “Grants of Plan-Based Awards” table below for further information about the stock and option awards granted in fiscal 2011, and the “Outstanding Equity Awards at Fiscal Year End” table below relating to all outstanding stock and option awards at the end of fiscal 2011.

(4)	The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Lim, this represents the Company’s contribution to the Malaysian Employees Provident Fund), reimbursement made by Plexus under its executive flexible perquisite benefit, the value of the company car benefit provided to the executive, additional life and disability insurance coverage and benefits related to an overseas assignment. Per person detail is listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Company Car Benefit	Additional Life and Disability Insurance	Overseas Assignment	Total
Mr. Foate	2011	$9,800	$108,768	$19,320	$10,581	$12,336	—	$160,805
	2010	9,800	96,894	12,482	10,936	10,396	—	140,508
	2009	6,125	98,875	17,219	2,101	10,300	—	134,620
Ms. Jones	2011	9,800	33,907	11,026	9,340	1,252	$26,892	92,217
	2010	10,111	27,341	14,294	10,515	1,023	—	63,284
	2009	8,761	29,050	13,302	3,311	919	—	55,343
Mr. Buseman	2011	9,800	31,411	19,131	10,484	1,247	—	72,073
	2010	8,423	24,489	15,002	10,242	927	—	59,083
	2009	5,414	25,375	16,931	10,861	792	—	59,373
Mr. Kelsey	2011	10,723	27,868	12,206	10,788	1,088	—	62,673
	2010	10,660	21,397	8,728	10,284	759	—	51,828
Mr. Lim	2011	—	107,516	—	19,724	14,934	—	142,174
	2010	—	57,559	—	18,112	14,097	—	89,768
	2009	—	66,589	—	17,330	15,222	—	99,141

In fiscal 2009 and essentially all of the first quarter of fiscal 2010, under the executive flexible perquisite benefit, executive officers could be reimbursed for expenses up to $10,000 (plus a gross-up for taxes) in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice. Beginning January 1, 2010, the executive flexible perquisite benefit was valued at up to $15,000 per calendar year, but the gross-up for taxes was eliminated. The amounts in the “Executive Flexible Perquisite Benefit” column above include the reimbursements under that program in the fiscal years listed, including the related tax gross-up amounts; these amounts may exceed the calendar year limits due to the tax gross-up and the difference between the fiscal and calendar year.

Ms. Jones was on a temporary assignment for Plexus in Malaysia for a portion of fiscal 2011. The amount reported above in the “Overseas Assignment” column reflects benefits related to this assignment beyond those that were integral and necessary to the business purpose of the assignment, including expenses for a rental car for her spouse, as well as the related tax gross-up, and a $15,000 overseas allowance, which amount was not grossed up for taxes.

(5)	Although Mr. Kelsey has been an executive officer since 2007, he was a named executive officer for the first time in fiscal 2010. In accordance with SEC rules, information for fiscal 2009 is not required to be presented.

GRANTS OF PLAN-BASED AWARDS

2011

The following table sets forth information about stock and option awards that were granted to the named executive officers in fiscal 2011 under the 2008 Long-Term Plan, as well as information about the potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could earn for fiscal 2011 performance (to be paid in fiscal 2012) under the VICP. As a result of fiscal 2011 corporate performance, cash incentive awards based on these criteria were earned in 2011, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about both potential compensation under the VICP and awards under the 2008 Long-Term Plan in fiscal 2011 in the table below, and additional information about those plans following the table.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (2)	Closing Market Price on Grant Date ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum* ($)(1)
Mr. Foate	VICP*	12/22/10	$1	$793,269	$1,586,538	—		—	—	—	—
	RSUs (3)	01/24/11	—	—	—	32,800	(3)	—	—	—	$890,290
	Options	11/01/10	—	—	—	—		20,500	$29.798	$29.39	269,514
		01/24/11	—	—	—	—		20,500	27.143	27.27	252,380
		04/25/11	—	—	—	—		20,500	36.955	36.42	344,578
		07/25/11	—	—	—	—		20,500	30.19	29.78	272,224
Ms. Jones	VICP*	12/22/10	1	215,087	430,173	—		—	—	—	—
	RSUs (3)	01/24/11	—	—	—	8,000	(3)	—	—	—	217,144
	Options	11/01/10	—	—	—	—		5,000	29.798	29.39	65,735
		01/24/11	—	—	—	—		5,000	27.143	27.27	61,556
		04/25/11	—	—	—	—		5,000	36.955	36.42	84,044
		07/25/11	—	—	—	—		5,000	30.19	29.78	66,396
Mr. Buseman	VICP*	12/22/10	1	202,904	405,808	—		—	—	—	—
	RSUs (3)	01/24/11	—	—	—	10,000	(3)	—	—	—	271,430
	Options	11/01/10	—	—	—	—		6,250	29.798	29.39	82,169
		01/24/11	—	—	—	—		6,250	27.143	27.27	76,945
		04/25/11	—	—	—	—		6,250	36.955	36.42	105,054
		07/25/11	—	—	—	—		6,250	30.19	29.78	82,995
Mr. Kelsey	VICP*	12/22/10	1	185,654	371,308	—		—	—	—	—
	RSUs (3)	01/24/11	—	—	—	10,000	(3)	—	—	—	271,430
	Options	11/01/10	—	—	—	—		6,250	29.798	29.39	82,169
		01/24/11	—	—	—	—		6,250	27.143	27.27	76,945
		04/25/11	—	—	—	—		6,250	36.955	36.42	105,054
		07/25/11	—	—	—	—		6,250	30.19	29.78	82,995
Mr. Lim	VICP*	12/22/10	1	167,918	335,836	—		—	—	—	—
	RSUs (3)	01/24/11	—	—	—	8,000	(3)	—	—	—	217,144
	Options	11/01/10	—	—	—	—		5,000	29.798	29.39	65,735
		01/24/11	—	—	—	—		5,000	27.143	27.27	61,556
		04/25/11	—	—	—	—		5,000	36.955	36.42	84,044
		07/25/11	—	—	—	—		5,000	30.19	29.78	66,396

*	Represents a potential cash incentive payment for fiscal 2011 at various performance levels under the VICP (amounts in the “Maximum” column correspond to the “maximum payout level” under the VICP); other grants are stock options and restricted stock units (“RSUs”) under the 2008 Long-Term Plan. As a result of Plexus’ actual performance in fiscal 2011, overall cash incentive awards were earned based on corporate financial performance between the threshold and target levels, as reflected in the “Summary Compensation Table” and discussed in “Compensation Discussion and Analysis” above.

(1)

Amounts in the rows labeled “VICP*” reflect potential cash incentive payments that depend on Plexus meeting corporate financial goals and the named executive officers achieving individual objectives (assuming such officers do not meet any of their individual objectives at “Threshold” and meet them fully at both “Target” and the “maximum payout level”). The amounts in the “Threshold” column indicate a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded.

(2)	Options were granted at the average of the high and low trading prices on the date of grant. Under the 2008 Long-Term Plan, fair market value may be determined as the average of the high and low trading prices on the date of grant or as an average for a short period of time prior to the grant. The stock options that were granted in fiscal 2011 under the 2008 Long-Term Plan vest over a two year period, with 50% of the options vesting on the first anniversary of their grant date and the remainder vesting on the second anniversary.

(3)	The RSUs vest on January 24, 2014, assuming continued employment. See the discussions below under the caption “2008 Long-Term Plan.”

VICP

Beginning in fiscal 2011, the VICP (as it applies to our executive officers) is now a sub-plan of the 2008 Long-Term Plan. Under the VICP, our executive officers may earn cash incentive awards that depend in substantial part upon the degree to which Plexus achieves corporate financial goals, which are set by our Compensation and Leadership Development Committee (the “Committee”) shortly after the beginning of our fiscal year. As long as Plexus achieves net income for the plan year, each executive officer also may earn a portion of his or her cash incentive award by accomplishing the individual objectives set for that executive officer. These awards are intended to reflect, in each instance, an individual’s performance that may not be reflected in the financial performance of the entire Company. The amounts included in the table are potential future payouts under non-equity incentive awards that could be earned pursuant to both corporate financial and individual goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was met exactly at the targeted level and the maximum amount that could be earned under the VICP, which is known as the “maximum payout level.” As noted above, the potential payouts reported in the table assume that the named executive officers do not meet any of their individual objectives at threshold and achieve them fully at both target and the maximum payout level.

Actual Company performance in fiscal 2011 was between the target and the maximum payout levels for revenue and was between the threshold and target levels for return on capital employed (“ROCE”); thus, total cash incentives based on corporate financial goals were paid between the threshold and target levels, as reported in the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above.

The maximum amount that could be earned based on individual performance was $158,654 for Mr. Foate (which would have been 20% of his cash incentive award at the targeted levels) and varied from $33,584 to $43,017 for the other named executive officers (also representing 20%).

2008 Long-Term Plan

Under the 2008 Long-Term Plan, the Committee may grant directors, executive officers and other officers and key employees of Plexus stock options, stock-settled SARs, restricted stock, which may be designated as restricted stock awards or RSUs, unrestricted stock awards, performance stock awards (which may be settled in cash or stock) and cash incentive awards in periodic grants. In fiscal 2007, as a result of the volatility of the stock market, particularly for Plexus stock, the Committee began the practice of making quarterly option grants. This grant schedule facilitates overall compensation planning near the beginning of the fiscal year, as the total target amounts for grants for a year are set at that time. The Committee continues to make quarterly option grants; the specific dates of each grant are determined in advance. Option grants must be at the fair market value of the underlying shares when the grant is made.

The Committee grants RSUs under the 2008 Long-Term Plan. In fiscal 2011, annual grants were made in January 2011, and vest three years from the date of the grant, assuming continued employment. Going forward, the Committee anticipates continuing to make grants of RSUs in the second quarter of each fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

October 1, 2011

The following table sets forth information about Plexus stock and option awards held by the named executive officers that were outstanding at the end of fiscal 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Foate	96,046	—	25.285	04/22/12
	45,000	—	14.015	08/14/13
	75,000	—	15.825	04/28/14
	75,000	—	12.94	05/18/15
	100,000	—	42.515	05/17/16
	37,500	—	21.41	05/17/17
	37,500	—	23.83	08/01/17
	18,750	—	30.54	11/05/17
	18,750	—	22.17	01/28/18
	18,750	—	24.21	04/28/18
	18,750	—	29.71	07/29/18
	20,500	—	18.085	10/31/18
	20,500	—	14.625	02/02/19
	20,500	—	20.953	05/04/19
	20,500	—	25.751	08/03/19
	10,250	10,250	25.335	11/02/19
	10,250	10,250	33.999	01/25/20
	10,250	10,250	38.24	04/23/20
	10,250	10,250	30.475	07/26/20
	—	20,500	29.798	11/01/20
	—	20,500	27.143	01/24/21
	—	20,500	36.955	04/25/21
	—	20,500	30.19	07/25/21
					20,398	(3)	$461,403
					20,500	(4)	463,710
					32,800	(5)	741,936

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ms. Jones	10,000	—	18.185	04/09/17
	4,000	—	30.54	11/05/17
	4,000	—	22.17	01/28/18
	4,000	—	24.21	04/28/18
	4,000	—	29.71	07/29/18
	5,000	—	18.085	10/31/18
	5,000	—	14.625	02/02/19
	5,000	—	20.953	05/04/19
	5,000	—	25.751	08/03/19
	2,500	2,500	25.335	11/02/19
	2,500	2,500	33.999	01/25/20
	2,500	2,500	38.24	04/23/20
	2,500	2,500	30.475	07/26/20
	—	5,000	29.798	11/01/20
	—	5,000	27.143	01/24/21
	—	5,000	36.955	04/25/21
	—	5,000	30.19	07/25/21
					4,975	(3)	112,535
					15,000	(6)	339,300
					5,000	(4)	113,100
					8,000	(5)	180,960
Mr. Buseman	5,000	—	39.00	05/24/16
	2,500	—	21.41	05/17/17
	2,500	—	23.83	08/01/17
	3,000	—	30.54	11/05/17
	3,000	—	22.17	01/28/18
	3,000	—	24.21	04/28/18
	3,000	—	29.71	07/29/18
	5,000	—	18.085	10/31/18
	5,000	—	14.625	02/02/19
	5,000	—	20.953	05/04/19
	5,000	—	25.751	08/03/19
	2,500	2,500	25.335	11/02/19
	3,125	3,125	33.999	01/25/20
	3,125	3,125	38.24	04/23/20
	3,125	3,125	30.475	07/26/20
	—	6,250	29.798	11/01/20
	—	6,250	27.143	01/24/21
	—	6,250	36.955	04/25/21
	—	6,250	30.19	07/25/21
					4,975	(3)	112,535
					20,000	(6)	452,400
					6,250	(4)	141,375
					10,000	(5)	226,200

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Kelsey	3,600	—	25.285	04/22/12
	5,000	—	15.825	04/28/14
	3,000	—	12.94	05/18/15
	5,000	—	42.515	05/17/16
	2,500	—	21.41	05/17/17
	2,500	—	23.83	08/01/17
	3,000	—	30.54	11/05/17
	3,000	—	22.17	01/28/18
	3,000	—	24.21	04/28/18
	3,000	—	29.71	07/29/18
	5,000	—	18.085	10/31/18
	5,000	—	14.625	02/02/19
	5,000	—	20.953	05/04/19
	5,000	—	25.751	08/03/19
	2,500	2,500	25.335	11/02/19
	3,125	3,125	33.999	01/25/20
	3,125	3,125	38.24	04/23/20
	3,125	3,125	30.475	07/26/20
	—	6,250	29.798	11/01/20
	—	6,250	27.143	01/24/21
	—	6,250	36.955	04/25/21
	—	6,250	30.19	07/25/21
					4,975	(3)	112,535
					20,000	(6)	452,400
					6,250	(4)	141,375
					10,000	(5)	226,200
Mr. Lim	5,500	—	12.94	05/18/15
	7,500	—	42.515	05/17/16
	2,500	—	21.41	05/17/17
	2,500	—	23.83	08/01/17
	3,000	—	30.54	11/05/17
	3,000	—	22.17	01/28/18
	3,000	—	24.21	04/28/18
	3,000	—	29.71	07/29/18
	5,000	—	18.085	10/31/18
	5,000	—	14.625	02/02/19
	5,000	—	20.953	05/04/19
	5,000	—	25.751	08/03/19
	2,500	2,500	25.335	11/02/19
	2,500	2,500	33.999	01/25/20
	2,500	2,500	38.24	04/23/20
	2,500	2,500	30.475	07/26/20
	—	5,000	29.798	11/01/20
	—	5,000	27.143	01/24/21
	—	5,000	36.955	04/25/21
	—	5,000	30.19	07/25/21
					4,975	(3)	112,535
					15,000	(6)	339,300
					5,000	(4)	113,100
					8,000	(5)	180,960

(1)	Option award under the 2008 Long-Term Plan or a predecessor plan. All options have an exercise price equal to the market price of our common stock on the date of grant. Since 2005, the market price has been determined using the average of the high and low trading prices on the grant date. Prior to that date, the market price was determined by an average of the high and low trading prices over a period of five to ten trading days prior to the grant date. Options granted in fiscal 2005 vested immediately. Options granted in fiscal 2006 (and to Ms. Jones in April 2007) vested one-third on each of the first three anniversaries of the grant date. Options granted in fiscal 2007 and after vest one-half on each of the first two anniversaries of the grant date.

(2)	Based on the $22.62 per share closing price of a share of our common stock on September 30, 2011, the last trading day of fiscal 2011.

(3)	Consists of RSUs awarded in fiscal 2009 under the 2008 Long-Term Plan. The RSUs vested on October 31, 2011, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

(4)	Consists of RSUs awarded in fiscal 2010 under the 2008 Long-Term Plan. The RSUs vest on January 25, 2013, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

(5)	Consists of RSUs awarded in fiscal 2011 under the 2008 Long-Term Plan. The RSUs vest on January 24, 2014, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

(6)	Consists of RSUs awarded in fiscal 2009 under the 2008 Long-Term Plan. The RSUs vest on August 3, 2012, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

OPTION EXERCISES AND STOCK VESTED

2011

The following table sets forth information about the Plexus stock options that were exercised by the named executive officers and the RSUs that vested in fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Foate	13,954	$151,422	21,375	$671,068
Ms. Jones	—	—	4,560	143,161
Mr. Buseman	—	—	3,420	107,371
Mr. Kelsey	4,000	83,740	3,420	107,371
Mr. Lim	—	—	3,420	107,371

(1)	Based on the difference between the exercise prices and sale prices on the date of exercise.

(2)	Based on the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Stock Market on the date of vesting, November 5, 2010.

NONQUALIFIED DEFERRED COMPENSATION

2011

Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans: the 401(k) Savings Plan (the “401(k) Plan”) for all qualifying U.S. employees; and the supplemental executive retirement plan (the “SERP”) for executive officers. Because these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.

The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum tax code mandated limit of $16,500 ($22,000 if age 50 or older) in calendar year 2011 (increasing to up to $17,000 and $22,500, respectively, in calendar year 2012); Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $9,800 in calendar year 2011 (increasing to up to $10,000 in calendar year 2012). There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.

Plexus maintains the SERP as an additional deferred compensation mechanism for its executive officers; the individuals covered in fiscal 2011 include Ms. Jones and Messrs. Foate, Buseman and Kelsey. Mr. Lim does not participate because he is not a United States resident. Under the SERP, an executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.

Executive officers, including the named executive officers, did not make any personal voluntary deferrals to the SERP for fiscal year 2011. The plan also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—-Elements and Analysis of Other Compensation—Retirement Planning - Supplemental Executive Retirement Plan,” in fiscal 2011, the Committee approved an increase in the Company contribution to the SERP after reviewing a competitive analysis prepared by Towers Watson. As a result, beginning in August 2011, the discretionary contribution is the greater of (a) 9% of the executive’s total targeted cash compensation (increased from 7%), minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions; no such contributions were made in fiscal 2011.

Mr. Lim does not participate in these plans because he is a resident of Malaysia and is covered by a different system. Under Malaysian law, an employer must make a contribution to the fund of at least 12% of every employee’s salary during the year to the Employees Provident Fund, which is a retirement savings program established under Malaysian law. In accordance with its practice in Malaysia, Plexus made a contribution of 17% for Mr. Lim to reflect his seniority and responsibilities.

The following table includes information as to contributions under the SERP or, in the case of Mr. Lim, the Malaysian Employees Provident Fund. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, company contributions under both are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Foate	—	$108,768	$3,027	—	$1,792,238
Ms. Jones	—	33,907	615	—	183,944
Mr. Buseman	—	31,411	(4,701)	—	130,607
Mr. Kelsey	—	27,868	(3,316)	—	86,782
Mr. Lim (2)	$66,964	107,516	26,698 (3)	$208,107	541,205	(4)

(1)	Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above, as follows: Mr. Lim – $36,311.
(2)	Mr. Lim’s information relates to the Malaysian Employees Provident Fund.
(3)	“Aggregate Earnings in Last FY” represent dividends declared by the Malaysian Employees Provident Fund Board for calendar year 2010. This information is not yet available to Mr. Lim or the Company from the Malaysian Employees Provident Fund for calendar year 2011.
(4)	Mr. Lim’s fund account also includes contributions prior to his employment with Plexus and related earnings since the Malaysian Employees Provident Fund is not an employer-sponsored plan. The balance also reflects changes in currency exchange rates between the MYR and the U.S. dollar.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL

In this section, we are providing information about specific agreements with our executive officers relating to employment and their post-employment compensation. As discussed further below, only Mr. Foate has an employment agreement. All of our executive officers have change in control agreements which will provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.

Mr. Foate’s Employment Agreement

Plexus does not generally have employment agreements with its executive officers. However, when Mr. Foate became Plexus’ Chief Executive Officer in 2002, the Committee and the board believed it was important to enter into an employment agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. The Company entered into a new employment agreement with Mr. Foate in 2008. The new employment agreement, which was approved by the Committee and the board, amended and superseded Mr. Foate’s previous employment agreement with the Company. Changes were made in order to more fully comply with changes made to Internal Revenue Code (the “Code”) Section 409A and to integrate the change in control provisions into the employment agreement; however, the benefits payable under the new agreement are substantially unchanged from those under the previous agreements.

Mr. Foate’s employment agreement is for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three-year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, or when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definition of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of Plexus to renew the employment agreement. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary for a three year period following his separation date, a pro-rated VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Foate is involuntarily terminated, and certain lump sum payments designed to ensure that his benefits approximate those provided under the previous employment agreement. The lump sum payments are equal to the sum of one hundred percent (100%) of Mr. Foate’s annual base salary prior to his separation date and the maximum amount of Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans. Mr. Foate would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a three year period following his separation from Plexus. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code.

Change in control provisions are included in Mr. Foate’s current employment agreement and are substantially identical to those provided in the change in control agreements described below under the caption “Change in Control Agreements,” with Mr. Foate’s payment amount being three times the relevant salary plus benefits.

Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after his employment with Plexus would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and that he will not compete with Plexus over the same period and in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.

Under the 2008 Long-Term Plan and predecessor plans, optionholders (or their representatives) have a period of time in which they may exercise vested stock options after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options do not continue to vest after termination except for full vesting upon a change in control or, when provided in related option agreements, upon death or disability. See “Outstanding Equity Awards at Fiscal Year End” above for information as to Mr. Foate’s outstanding stock options at October 1, 2011. Mr. Foate would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.

Change in Control Agreements

Plexus has change in control agreements with Ms. Jones and Messrs. Buseman, Kelsey and Lim, and its other executive officers (with the exception of Mr. Foate as described above under the caption “Mr. Foate’s Employment Agreement”) and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed significantly as a result of the change in control.

Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. The change in control agreements designate three times salary plus benefits for each of Ms. Jones and Messrs. Buseman, Kelsey and Lim. The agreements further provide for payment of additional amounts which may be necessary to “gross-up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives.

Under our change in control agreements:

•

A termination for a “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•

After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement; the Company requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•

A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

Also, under the 2008 Long-Term Plan and predecessor plans, award holders (or their representatives) have a period of time in which they may exercise vested awards after death, disability, retirement or other termination of employment, except in the case of termination with cause. Awards do not continue to vest after termination, except for full vesting upon death or permanent disability when provided in the related award agreements or upon a change in control. See “Outstanding Equity Awards at Fiscal Year End” above for information as to executive officers’ outstanding stock options at October 1, 2011 (the named executive officers do not hold any stock-settled SARs). Executives would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” above for further information.

Plexus does not have employment agreements with its executive officers other than Mr. Foate. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.

Potential Benefits Table

The following table provides information as to the amounts which will be payable (a) to Mr. Foate under his employment agreement if he is terminated by Plexus for cause or without cause, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of October 1, 2011, the last day of our previous fiscal year. The table includes only benefits that would result from death or permanent disability, a termination or a change in control, not vested benefits that are payable irrespective of a change.

Executive Officer; Context of Termination	Cash Payments (1)		Early Vesting of Stock Options (2)	Early Vesting of RSUs (and long-term cash) (3)	Additional Retirement Benefits (4)	Other Benefits (5)	Tax Gross-up (6)	Total
Mr. Foate – Termination by Plexus for Cause	—		—	—	—	$2,154	—	$2,154
Mr. Foate – Death or Disability	—	(7)	—	$2,433,708	—	2,154	—	2,435,862
Mr. Foate – Termination by Plexus without Cause	$4,800,000		—	—	$344,337	212,176	—	5,356,513
Mr. Foate – Change in Control	4,800,000		—	2,433,708	344,337	212,176	—	7,790,221
Ms. Jones – Death or Disability	—	(7)	—	932,885	—	210	—	933,095
Ms. Jones – Change in Control	1,824,000		—	932,885	127,924	177,334	900,600	3,962,743
Mr. Buseman – Death or Disability	—	(7)	—	1,140,875	—	24,220	—	1,165,095
Mr. Buseman – Change in Control	1,728,000		—	1,140,875	120,761	200,748	919,670	4,110,054
Mr. Kelsey – Death or Disability	—	(7)	—	1,140,875	—	22,624	—	1,163,499
Mr. Kelsey – Change in Control	1,584,000		—	1,140,875	113,264	191,091	816,133	3,845,363
Mr. Lim – Death or Disability	—	(7)	—	932,885	—	44,377	—	977,262
Mr. Lim – Change in Control	1,639,618		—	932,885	—	44,377	—	2,616,880

(1)	This amount represents payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2011 and the target VICP cash incentive payment for 2011. Under the change in control agreements, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement.

(2)	All outstanding unvested stock options would become vested upon a change in control, and the unvested options also would vest upon death or disability. Outstanding unvested stock options had no immediately realizable value because the respective exercise prices were higher than $22.62, the closing price of Plexus’ common stock on September 30, 2011, the last trading day of fiscal 2011. See “Outstanding Equity Awards at Fiscal Year End” for further information regarding all stock options owned by the named executive officers, including those that have already fully vested.

(3)	All outstanding RSUs and long-term cash awards would become vested upon a change in control. The amount shown represents the difference in value of the unvested RSUs and long-term cash awards between their grant price and market price, based on Plexus’ closing stock price of $22.62 per share on September 30, 2011, the last trading date of fiscal 2011. As previously discussed, grants of long-term cash awards were discontinued after fiscal 2010.

(4)	Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

(5)	These amounts include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreement.

(6)	In the event of a change in control in Plexus, the change in control agreements with our executive officers provide that we will pay them an additional benefit to reimburse the “golden parachute” excise taxes which they would owe pursuant to Internal Revenue Code Section 280G. This column provides an estimate of these payments, reflecting each executive’s base compensation under Section 280G. Based on Mr. Foate’s average annual compensation and the manner in which Section 280G operates, he would have not qualified for such payments had there been a change in control on October 1, 2011, but could be eligible to receive these payments in future years.

(7)	Excludes life or disability insurance payments from third party insurers.

COMPENSATION AND RISK

During fiscal 2011, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation and Leadership Development Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.

Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies like Plexus are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to the SEC’s Regulation S-K Item 402; Plexus discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a strong global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS

Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role but little if any stake in a particular transaction. Although these transactions are not prohibited, any such transaction must be approved by either a disinterested majority of the board of directors or by the Audit Committee.

Please see “Corporate Governance–Director Independence” for certain transactions and relationships between Plexus and two directors which the board considered when determining the independence of the directors. See also “Corporate Governance–Directors’ Compensation–Compensation of Current and Former Executive Officers who Serve on the Board” regarding agreements with two directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are “independent directors” as defined in Rule 5605(a)(2) of the NASD listing standards applicable to the Nasdaq Global Select Stock

Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.

In connection with its function to oversee and monitor the financial reporting process of Plexus and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended October 1, 2011, with Plexus management;

•

discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended October 1, 2011. The Audit Committee further confirmed the independence of PricewaterhouseCoopers LLP.

Members of the Audit Committee:	David J. Drury, Chair	Stephen P. Cortinovis
	Peter Kelly	Mary A. Winston

AUDITORS

Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2011 and 2010 were as follows:

	2011	2010
Audit fees:	$1,017,965	$952,300
Audit-related fees:	—	—
Tax fees:	47,475	49,990
All other fees:	—	—

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of tax compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2011 or 2010 that were not approved in advance by the Audit Committee under this policy.

*    *    *    *    *

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, General Counsel,
Corporate Compliance Officer and Secretary

Neenah, Wisconsin

December 14, 2011

A copy (without exhibits) of Plexus’ annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 1, 2011, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 8, 2011, on the written request of that person directed to: Kristie Johnson, Executive Support Specialist, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 1 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com, following the links at “Investor Relations,” then “SEC Filings,” then “Plexus’ SEC Reports” (or http://www.plexus.com/annualreport.php).

To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 1 of this proxy statement. You may also contact Ms. Johnson at that address or at 1-920-722-3451 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

ONE PLEXUS WAY P.O. BOX 156 NEENAH, WI 54957-0156

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plexus Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plexus Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38868-P17268                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposals:
1.	Election of Directors:
	Nominees:			☐	☐	☐
	01)	Ralf R. Böer	06) Phil R. Martens
	02)	Stephen P. Cortinovis	07) John L. Nussbaum
	03)	David J. Drury	08) Michael V. Schrock
	04)	Dean A. Foate	09) Mary A. Winston
	05)	Peter Kelly							For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as Independent Auditors;								☐	☐	☐
3.	Advisory vote on the compensation of Plexus Corp.’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement;								☐	☐	☐
4.	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;
all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.
The board of directors recommends a vote:
• “FOR” each of the nominees for director who are listed in Proposal (1), and
• “FOR” Proposals (2) and (3).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1) and “FOR” Proposals (2) and (3).

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Note:	Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

PLEXUS CORP.

February 15, 2012

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

i    Please detach along perforated line and mail in the envelope provided.    i

M38869-P17268

PLEXUS CORP. PROXY FOR 2012 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 15, 2012, at 8:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

(Continued and to be signed on reverse side)